EXHIBIT 5.1




                                October 10, 2000




United Shipping & Technology, Inc.
9850 51st Avenue North, Suite 110
Minneapolis, Minnesota 55442

Gentlemen:


         I am General Counsel of United Shipping & Technology, Inc. (the "Company"), a Utah corporation, in connection with its filing of Pre-Effective Amendment No. 2 to a registration statement on Form S-3, under the Securities Act of 1933, as amended, relating to the proposed sale by selling shareholders of 6,674,452 shares of the Company's common stock.


         I have examined the registration statement and those documents, corporate records, and other instruments I deemed relevant as a basis for the opinion herein expressed.

         Based on the foregoing, it is my opinion that when the registration statement shall have been declared effective by order of the Securities and Exchange Commission, the shares sold by the selling shareholders as contemplated by the registration statement will be legally and validly issued, fully-paid and nonassessable.


         I hereby consent to the filing of this opinion as Exhibit 5.1 to the registration statement and to the reference to me under the caption "Legal Matters" in the prospectus included in such registration statement.




                                     Very truly yours,



                                     By: /s/ Kenneth D. Zigrino
                                         ---------------------------------------
                                             Kenneth D. Zigrino, General Counsel
                                             United Shipping & Technology, Inc.